EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement of Cell Therapeutics, Inc. on Form S-3 (File No. 333-161442), of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated February 16, 2011, with respect to our audit of the consolidated financial statements of Cell Therapeutics, Inc. as of December 31, 2010 and for the year then ended, and our report dated February 16, 2011 with respect to our audit of the effectiveness of internal control over financial reporting of Cell Therapeutics, Inc. as of December 31, 2010 appearing in the Annual Report on Form 10-K of Cell Therapeutics, Inc. for the year ended December 31, 2010. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

San Francisco, CA

February 16, 2011